Exhibit 19.1
ACUMEN PHARMACEUTICALS, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY
(AS OF JANUARY 1, 2024)
INTRODUCTION
During the course of your relationship with Acumen Pharmaceuticals, Inc. (the “Company”), you may receive material information that is not yet publicly available about the Company or other publicly traded companies with which the Company has business relationships. Material, non-public information (“MNPI”) may give you, or someone you pass that information on to, an informational “leg up” over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in the Company’s securities by our employees and directors, and other related persons subject to this policy as described below (collectively referred to in this Policy as “Covered Persons” or “you”).
STATEMENT OF POLICY
Any Covered Person who is aware of material nonpublic information relating to the Company may not, directly or indirectly:
1.engage in any transaction in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.disclose MNPI (as defined below) to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
3.assist anyone engaged in the above activities.
As stated above, this policy applies to you as a Covered Person. This policy also applies to members of your immediate family who reside with you, anyone else who lives in your household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (e.g., a brokerage account in the name of a relative that you control). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
The prohibition against insider trading is absolute. It applies even if the decision to trade securities is not based on MNPI. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any MNPI relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the MNPI. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of MNPI is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed MNPI—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no Covered Person may disclose MNPI to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the external disclosure of Company information).
In addition, no Covered Person who, in the course of working for the Company, learns of or is otherwise aware of MNPI about another publicly traded company with which the Company does or may do business, including a partner or collaborator of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
TRANSACTIONS SUBJECT TO THIS POLICY
This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of its common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
This policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and represented to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
MATERIAL INFORMATION
It is not always easy to figure out whether you are aware of MNPI. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered MNPI until publicly disclosed within the meaning of this policy.

There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•status of product or product candidate development or regulatory approvals;
•clinical data relating to products or product candidates;
•timelines for pre-clinical studies or clinical trials;
•communications with government agencies, including, but not limited to, the U.S. Food and Drug Administration;
•strategic plans;
•acquisitions or dispositions of assets, divisions or companies;
•public or private sales of debt or equity securities;
•stock splits, dividends or changes in dividend policy;
•the establishment of a repurchase program for the Company’s securities;
•gain or loss of a significant licensor, licensee or supplier;
•changes or new corporate partner relationships or collaborations;
•New major contracts, orders or suppliers, or the loss of any of them;
•notice of issuance or denial of patents;
•regulatory developments;
•management or control changes;
•employee layoffs;
•a disruption in the Company’s operations, supply chain or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

•tender offers or proxy fights;
•accounting restatements;
•litigation or settlements; and
•impending bankruptcy.
WHEN INFORMATION IS CONSIDERED PUBLIC
The prohibition on trading when you have MNPI lifts once that information becomes publicly disseminated. For information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce MNPI before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce MNPI after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific MNPI.
QUARTERLY TRADING BLACKOUTS
Because our workplace culture tends to be open, odds are that the majority of our Covered Persons will possess MNPI at certain points during the year. To minimize even the appearance of insider trading among Covered Persons, we have established “quarterly trading blackout periods” during which Covered Persons—regardless of whether they are aware of MNPI—may not conduct any trades in the Company’s securities. That means that, except as described in this policy, all Covered Persons and their Related Persons will be able to trade in the Company’s securities only during limited open trading window periods as described below. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in the Company’s securities if you are otherwise in possession of MNPI.
For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is the last day of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter. Please note that the quarterly trading blackout period may commerce later in a quarter as determined by the Chief Legal Officer. The quarterly blackout period may also commence early or may be extended if, in the judgment of the Chief Legal Officer, there exists undisclosed information that would make trades by the Company’s employees, directors and consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered MNPI that should not be communicated to any other person.

A Covered Person who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Legal Officer or (if the Chief Legal Officer is seeking permission to trade), the Chief Financial Officer or the Chief Executive Officer. Permission for a Covered Person to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Legal Officer (or, as applicable in accordance with the preceding sentence, the Chief Financial Officer or Chief Executive Officer) concludes that the person is not in fact aware of any MNPI relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
EVENT-SPECIFIC TRADING BLACKOUTS
From time to time, an event may occur that is material to the Company and is known by only a few Directors, Officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Legal Officer may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals (and by extension, their Related Persons) that they may not trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered MNPI and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of MNPI. Exceptions will not be granted during an event-specific trading blackout.
The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to 10b5-1 and Preclearance” below.
REQUIREMENTS FOR 10B5-1 TRADING AND PRE-CLEARANCE OF TRANSACTIONS
Subject to the exceptions below, Covered Persons who are C-level and Section 16 Officers of the Company are permitted to transact in the Company’s securities only through a valid Rule 10b5-1 trading plan. Company Directors are encouraged, but not required, to transact in the Company’s securities through a valid Rule 10b5-1 trading plan.
All other Covered Persons (including Directors that do not adopt a Rule 10b5-1 trading plan), even during an open trading window, may not engage in any transaction in the Company’s securities without first obtaining written pre-clearance of the transaction from the Company’s Chief Legal Officer or his designee using the form attached hereto as Exhibit B. The Chief Legal Officer or his designee is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a Covered Person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

EXCEPTIONS TO 10B5-1 TRADING AND PRE-CLEARANCE POLICY
This policy does not apply in the case of the following transactions, except as specifically noted:
1.Option Exercises. This policy does not apply to the mere exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already-owned Company stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.ESPP. This policy does not apply to the purchase of stock on periodic designated dates by employees under any Employee Stock Purchase Plan (“ESPP”). This policy does, however, apply to any sale of stock acquired pursuant to a ESPP.
4. 10b5-1 Automatic Trading Programs. Although not required to transact in the Company’s securities, those Covered Persons who are not C-level or Section 16 Officers of the Company may establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, where a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of the Company’s securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a 10b5-1 Trading Plan must comply with the requirements of Rule 10b5-1 of the Exchange Act and any Rule 10b5-1 Trading Guidelines issued by the Company. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by the Company’s Chief Legal Officer before being established.
5.Gifts. This policy does not apply to bona fide gifts of the Company’s securities that have been pre-cleared by the Company’s Chief Legal Officer or his designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift.
SPECIAL AND PROHIBITED TRANSACTIONS
1.Inherently Speculative Transactions. No Covered Person may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.

2.Hedging Transactions. The purchase of or the entry into other transactions that are designed to offset or “hedge” decreases in the market value of the Company’s securities may permit a Covered Person to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders. Therefore, the Covered Persons are prohibited from engaging in any such transactions.
    Hedging can be accomplished through any number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Other examples include borrowing or other arrangements involving a non- recourse pledge of the Company’s securities and selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a Covered Person determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration (e.g., 2 trading days) and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
SHORT-SWING TRADING, CONTROL STOCK AND SECTION 16 REPORTS
Officers and Directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and are responsible for ensuring that they (or the Company on their behalf) file all appropriate Section 16(a) reports (Forms 3, 4 and 5)and any notices of sale required by Rule 144. To the extent that an Officer or Director is subject to reporting obligations under Section 16 of the

Exchange Act of 1934, the individual must notify the Chief Legal Officer promptly following execution of the above proposed transaction, but in any event within one (1) business day after actual execution of such transaction.
POLICY’S DURATION
This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has ended. If you are aware of MNPI when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the MNPI has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.
INDIVIDUAL RESPONSIBILITY
Each individual is responsible for making sure that he or she complies with this policy, and that any other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. Each individual is also responsible for making sure that he/she immediately reports all trades to the Company that may require the Company to make a filing with the SEC or other regulatory. In all cases, the responsibility for determining whether an individual is aware of MNPI rests with that individual, and any action on the part of the Company or any employee or Director of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
PENALTIES
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Company’s Chief Legal Officer. Please also see Frequently Asked Questions, which are attached as EXHIBIT A.
AMENDMENTS
The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained in Sharepoint on the Company’s server.

CERTIFICATION
I have read and understand the Amended and Restated Insider Trading Policy and understand that any violation of the policy will subject me to appropriate disciplinary action, including termination.
Date: _________________________ Name: _________________________

Exhibit A
Insider Trading Policy
Frequently Asked Questions
1.What is insider trading?
A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about the Company or another publicly traded company that the Company has business relationships with and you trade in the Company’s securities or such other company’s securities, you have broken the law.
2.Why is insider trading illegal?
A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.
3.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
4.Does the Company have an insider trading policy?
A: Yes, the insider trading policy is available to read on our internal server using Sharepoint.
5.What if I work in a foreign office?
A: The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy

securities conducted by individuals and firms based abroad. In addition, as a Company director, employee or consultant, our policies apply to you no matter where you work.
6.What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the Company with anyone outside the Company, including spouses, family members, friends or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.
7.What if I don’t tell them the information itself; I just tell them whether they should buy or sell?
A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s securities or any derivative security related to the Company’s common stock, since that could be a form of tipping.
8.What are the sanctions if I trade on material nonpublic information or tip off someone else?
A: In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
9.What is “loss avoided”?
A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy

10.Am I restricted from trading securities of any companies other than the Company, for example, a partner or competitor of the Company?
A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.
11.If I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Company stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
12.So when can I buy or sell my Company securities?
A: If you are aware of material nonpublic information, you may not buy or sell our common stock generally until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade Company securities during any trading “blackout” period. Our insider trading policy describes the quarterly trading blackout period, and additional event- driven trading blackout periods may be announced by email.
13.If I have an open order to buy or sell Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A: No, unless it is in connection with a 10b5-1 trading plan. If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy

14.Am I allowed to trade derivative securities of the Company’s common stock?
A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.
“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.
“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
15.Why does the Company prohibit trading in derivative securities and short selling?
A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short- term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.
16.Can I purchase the Company’s securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
17.Why does the Company prohibit me from purchasing the Company’s securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy

of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
18.Can I pledge my Company securities as collateral for a personal loan?
A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.
19.Can I hedge my ownership position in the Company?
A: The purchase of financial instruments or the entry into other transactions that are designed to offset or “hedge” decreases in the market value of the Company’s securities are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other stockholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.
20.What are examples of prohibited hedging transactions?
A: Hedging can be accomplished through any number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Other examples include borrowing or other arrangements involving a non-recourse pledge of the Company’s securities and selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases.
21.Can I exercise options granted to me under the Company’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may simply exercise the options for cash and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (which, by definition, includes a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy

22.Am I subject to trading blackout periods if I am no longer an employee of the Company?
A: It depends. If your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave the Company, you should not trade in the Company’s securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.
23.Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A: It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our common stock when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by the Company’s Chief Legal Officer or his designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift.
24.What if I purchased publicly traded options or other derivative securities before I became a Company employee?
A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.
25.May I own shares of a mutual fund that invests in the Company?
A: Yes.
26.What happens if I violate our insider trading policy?
A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company. In addition, you may be subject to subject to criminal and civil penalties.
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy

EXHIBIT B
PRECLEARANCE FORM FOR TRANSACTIONS IN COMPANY SECURITIES
Name of Covered Person (as defined in the Insider Trading Policy): ______________________
Intended execution date for transaction in Acumen (“Company”) securities: ________________

COVERED PERSON REPRESENTATION
This is to advise the Company that the undersigned intends to execute a transaction in the Company’s securities and hereby requests that the Company, through the Clearing Person below, pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”)

The general nature of the transaction is as follows (e.g. open market purchase/sale) of “X” shares of common stock. etc.:
If approved, the transaction must be completed by 4:00pm EST on the 2nd full business day following the APPROVAL by the Clearing Person below. The undersigned certifies that he/she is not in possession of material nonpublic information (“MNPI”) about the Company and will not enter into the transaction if the undersigned comes into possession of MNPI about the Company or becomes subject to a blackout period between the date hereof and the proposed transaction execution date.1

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy. The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned also understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

To the extent that the undersigned is subject to reporting obligations under Section 16 of the Exchange Act of 1934, as amended, the undersigned must notify the Clearing Person promptly following execution of the above proposed transaction, but in any event within one (1) business day after actual execution of such transaction.

The Company does not and cannot provide any assurance that the undersigned’s transaction will be in compliance with all applicable laws and regulations, including those laws and regulations that pertain to insider trading. The undersigned acknowledges and agrees that the Company shall not be liable to the undersigned for any damages, losses or other liabilities of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, associated with the trading activities contemplated in this request.

Dated: _________________ Signature of Covered Person: __________________________

CLEARING PERSON APPROVAL (to be completed Derek Meisner, or in his absence, his designee).

Your request for transacting in shares of the Company as described above is:
⃣ Approved or ⃣ Denied
Signature of Clearing Person: ______________________ Date: _____________________
1 In such an instance, the Covered Person must submit a new pre-clearance request following the date at which: (1) the Blackout period expires or (2) he/she is no longer in possession of material, non-public information.
Acumen Pharmaceuticals, Inc.
Amended and Restated Insider Trading Policy